Exhibit 10.98

SBA COMMUNICATIONS CORPORATION
MANAGEMENT RSU/PSU PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made by and between SBA Communications Corporation, a Florida corporation (the “Company”), and the participant (the “Participant”) specified on the award acceptance page (the “Award Acceptance Page”) of the equity plan administration system utilized by the Company (the “System”), effective as of the award date (the “Award Date”) specified on the Award Acceptance Page. The information set forth on the Award Acceptance Page and each Award Notice provided to the Participant is hereafter collectively referred to as the “Notice of Award”.

WHEREAS, the Board of Directors (the “Board”) and shareholders of the Company previously adopted and approved the SBA Communications Corporation 2020 Performance and Equity Incentive Plan (the “Plan”) (the terms of which are hereby incorporated by reference and made part of this Agreement).

WHEREAS, Section 5 of the Plan provides that the Compensation Committee (the “Committee”) shall have the authority and discretion to award Restricted Stock Units to any Eligible Individual, subject to the terms and conditions of the Plan and any additional terms provided by the Committee.

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to award Restricted Stock Units as provided for herein to the Participant as an inducement to enter into or remain in the service of the Company and as an incentive for increased efforts during such service and has advised the Company thereof and instructed the appropriate officer of the Company to issue said Restricted Stock Units.

WHEREAS, the Participant desires to accept the award of Restricted Stock Units and agrees to be bound by the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Article I. DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.  The Participant is directly employed by the Company, a Subsidiary or an Affiliate to provide services to the Company and its Subsidiaries.  Therefore, all references to the Company in the context of the Participant’s employer shall be deemed to be references to both the Company and its Subsidiaries.  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

Section 1.1 Administrator

“Administrator” shall mean the officer designated, from time to time, by the Committee to serve as the Administrator and any agents of the Administrator.

Section 1.2 Adjusted Funds From Operations or AFFO

“Adjusted Funds From Operations” or “AFFO” shall mean the Company’s consolidated net income (loss) plus real estate related depreciation, amortization and accretion, adjusted to remove the impact of non-cash straight-line leasing revenue, non-cash straight-line ground lease expense, non-cash compensation, changes in the non-cash portion of the Company’s reported tax position, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs and debt discounts, gain (loss) from extinguishment of debt, net, other (income) and expense, acquisition and new business initiative related adjustments and expenses, asset impairment and decommission costs, and non-discretionary cash capital expenditures, as determined by the Committee from time-to-time.

Section 1.3 AFFO Per Share

“AFFO Per Share” shall mean AFFO for a given period divided by the weighted average number of shares of Class A Common Stock outstanding for the same period, adjusted to include the dilutive effect of stock options and restricted stock units.

Section 1.4 AFFO Award

“AFFO Award”  shall mean an Award, expressed as a target number of Restricted Stock Units, that is earned based on the cumulative AFFO Per Share achieved by the Company during the Performance Period.

Section 1.5 Annualized Adjusted EBITDA

“Annualized Adjusted EBITDA” shall mean, for any calendar quarter, (i) the Company’s net income (loss) excluding the impact of interest expense, interest income, provision for or benefit from taxes, depreciation, accretion and amortization, asset impairment and decommission costs, non-cash compensation, loss from extinguishment of debt, net, other (income) and expense, acquisition and new business initiatives related adjustments and expenses, non-cash straight-line leasing revenue, and non-cash straight-line ground lease expense, multiplied by (ii) four, as determined by the Committee from time-to-time.

Section 1.6 Award Notice

“Award Notice” shall mean any notice given under the terms of this Agreement provided to the Participant.

Section 1.7 Cause

“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) failure or refusal of the Participant to perform the duties and responsibilities that the Company requires to be performed by him or her, (ii) gross negligence or willful misconduct by the Participant in the performance of his or her duties, (iii) commission by the Participant of an act of dishonesty affecting the Company, or the commission of an act constituting common law fraud or a felony, (iv) the Participant’s commission of an act (other than the good faith exercise of his or her business judgment in the exercise of his or her responsibilities) resulting in material damages or reputational harm to the Company or (v) the Participant’s material violation of the Company’s Code of Ethics, Code of Conduct, Insider Trading Policy, International Anti-Corruption Compliance Policy or other policy the Company has adopted governing the ethical behavior of Company employees or directors; provided, however, that if the Participant and the Company have entered into an employment agreement which defines “cause” for purposes of such agreement, “cause” shall be defined in accordance with such agreement.  The Committee, in its sole and absolute discretion, shall determine whether a termination of employment or service is for Cause.

Section 1.8 Change in Control

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities unless such acquisition is approved by the majority of the Board members in office immediately preceding such acquisition; or

(b)there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a

Person who has entered into an agreement with the Company to effect a transaction described in (a) above or (c) or (d) below; or

(c)the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(d)the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(e)the complete liquidation of the Company.

The term “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

Section 1.9 Change in Control Termination

A Change in Control Termination shall occur if the Participant experiences a Termination of Employment by the Company (or its successor) without Cause or by the Participant for Good Reason (i) within six months prior to the date on which a Change in Control occurs and it is reasonably demonstrated that such Termination of Employment by the Company without Cause or by the Participant for Good Reason was in contemplation of a Change in Control, or (ii) within twelve (12) months after the date of a Change in Control and shall not include a Termination of Employment that was a result of a Qualified Retirement.

Section 1.10 Class A Common Stock

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Company.

Section 1.11 Company Agreements

“Company Agreements” shall mean, collectively, the Company’s Code of Ethics, Code of Conduct, Dodd-Frank Executive Officer Clawback Policy, Executive Compensation Recoupment Policy,  Insider Trading Policy, Employee Confidentiality, Non-Competition, Anti-Solicitation and Invention Agreement, International Anti-Corruption Compliance Policy, or other policy of, or contractual obligation with, the Company to which the Participant is subject.

Section 1.12 Comparison Group

“Comparison Group” shall mean those companies that are part of the MSCI US REIT Index for all trading days in the calendar month prior to the commencement of the Performance Period; provided, however, that companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the measurement date will not be included at all in the computation of the performance factor. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

1.ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

2.has gone private; or

3.has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

4.has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

Section 1.13 Disability

“Disability” shall mean “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

Section 1.14 Exchange Act

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 1.15 Good Reason
(a) “Good Reason” shall mean the occurrence of any of the following events:

(i) The Participant’s position, title, duties, and reporting responsibilities with the Company become less favorable in any material respect; provided, however, “Good Reason” shall not be deemed to occur under this clause (i) if the following three conditions are satisfied:  (A) the diminution in the Participant’s position, duties or reporting responsibilities is solely and directly a result of the Company no longer being a publicly-traded entity; (B) the event resulting in the Company no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of the Company or the business of the Company and its Subsidiaries by another operating company or parent or subsidiary thereof; and (C) the Participant continues to hold the same position and title with the Company and no other act or omission has then occurred that would constitute an event of Good Reason under this definition;

(ii) a reduction in the Participant’s base salary or material benefits, other than an across-the-board reduction applicable to all other officers of the Company; or

(iii) the relocation, without the Participant’s consent, of the Participant’s principal place of business to a location that is more than sixty (60) miles from the Participant’s primary business location.

(b) In order to constitute Good Reason, (i) the Participant must provide written notification of his or her intention to resign within thirty (30) days after the Participant knows, or has reason to know, of the occurrence of any event referred to in clauses (a)(i), (a)(ii) or (a)(iii) above, (ii) such event or condition is not corrected, in all material respects, by the Company within twenty (20) days of its receipt of such notice, and (iii) the Participant resigns his or her employment with the Company or its applicable Subsidiary not more than thirty (30) days following the expiration of the 20-day period described in the foregoing clause (ii).

(c) Notwithstanding the foregoing, it shall not be an event of Good Reason under this Agreement for the Company (i) to adopt (or subsequently amend) one or more claw-back, mandatory deferral or other risk management policies related to the Company’s incentive compensation plans or arrangements, including without limitation the Company’s Executive Compensation Recoupment Policy, (ii) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s Class A Common Stock or (iii) to subject the compensation payable to the Participant under this Agreement to these policies or guidelines;

provided that, except as otherwise required by law, such policies are generally applicable to the Company’s officers.

(d) The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Participant to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in clause (b) above has expired without the Company having corrected the event or events subject to cure.

(e) Notwithstanding the foregoing, if the Participant and the Company have entered into an employment agreement which defines “good reason” for purposes of such agreement, “good reason” shall be defined in accordance with such agreement.

Section 1.16 Officer Participant

“Officer Participant” shall mean a Participant who is an officer of the Company.

Section 1.17 Performance Award

“Performance Award” shall mean any of the AFFO Award, ROIC Award and TSR Award.

Section 1.18 Performance Period

“Performance Period” shall mean the three-year period set forth in the Award Notice unless earlier terminated due to a Change in Control.

Section 1.19 Qualified Retirement

A “Qualified Retirement” shall occur if the Participant meets the following criteria at the time of his or her Termination of Employment:

(i) the Participant is Retirement Eligible; and

(ii) the Participant has provided the Company with notice of his or her intent to retire from employment with the Company, a Subsidiary or an Affiliate (x) at least six (6) months prior to the intended retirement date if the Participant is, at the time of notice, an Officer Participant or (y) sixty (60) days prior to the intended retirement date for all other Participants;

provided, however, a Participant shall not be deemed to have had a Qualified Retirement unless, no later than 5 business days after the Participant’s Termination of Employment, the Participant agrees, in such manner as the Company may require, that the provisions of his/her Employee Confidentiality, Noncompetition and Invention Agreement for the Protection of Company Assets, if any, with the Company (or in the absence of such an agreement, provisions of a similar agreement to be entered into between the Participant and the Company not later than 5 business days after the Participant’s Termination of Employment, in such form as the Company may require) (collectively the “Restrictive Covenant Agreements”) shall apply until the latest Settlement Date for any Retirement Vesting Restricted Stock Units that become vested pursuant to Section 2.3(c).

Section 1.20 Retirement Eligible

“Retirement Eligible” shall mean the date that the Participant shall have met each of the following criteria:

(i) the Participant has attained age 55 and completed at least 5 Years of Service, and
(ii) the sum of the Participant’s age and Years of Service equals or exceeds 70.

For purposes of this definition, a “Year of Service” shall mean a period of 12 months, whether or not consecutive, during which the Participant has performed services as an employee of the Company, a Subsidiary or an Affiliate.

Section 1.21 Retirement Vesting Restricted Stock Units

“Retirement Vesting Restricted Stock Units” shall mean the Restricted Stock Units that become vested pursuant to Section 2.3(c).

Section 1.22 Return on Invested Capital or ROIC

“Return on Invested Capital” or “ROIC” shall mean, for each full calendar quarter, the percentage equal to (i) Annualized Adjusted EBITDA, less annualized cash taxes, divided by (ii) the sum of (a) historical gross property and equipment and (b) historical gross intangibles (in each case, calculated using historical foreign currency exchange rates in effect at date of investment and excluding impact of disposals and  impairments); excluding the impact of any individual acquisitions consummated at a price of $200 million or greater, as determined by the Committee from time-to-time.

Section 1.23 ROIC Award

“ROIC Award” shall mean an Award, expressed as a target number of Restricted Stock Units, that is earned based on the average quarterly ROIC achieved by the Company during each full calendar quarter during the Performance Period.

Section 1.24 Securities Act

“Securities Act” shall mean the Securities Act of 1933, as amended.

Section 1.25 Settlement

“Settlement” or “Settled” shall mean the delivery to the Participant of either (i) a certificate evidencing the number of Shares underlying the designated Restricted Stock

Units or (ii) an electronic issuance evidencing such Shares, which shall occur on the Settlement Date(s) calculated in accordance with Section 3.1.

Section 1.26 Termination of Employment

“Termination of Employment” shall mean the termination of the employment and all other service of the Participant with the Company, a Subsidiary or an Affiliate, in each case with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding, unless it is the express policy of the Company, a Subsidiary or an Affiliate, as the case may be, or the Committee otherwise provides, (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company, or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three (3) months.  The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.  If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.  Notwithstanding any other provision of this Agreement or of the Plan, the Company has an absolute and unrestricted right to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.

Section 1.27 Time-Based Award

“Time-Based Award” shall mean an Award, expressed as a number of Restricted Stock Units, that vests upon the lapse of the time restriction, as set forth in the Award Notice.

Section 1.28 Total Shareholder Return or TSR

“Total Shareholder Return” or “TSR” shall mean total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared during the Performance Period, expressed as a percentage return. For purposes of computing TSR, (i) the stock price at the beginning of the Performance Period will be the average closing price of a share of common stock, as reported on its principal stock exchange, over the trading days in the calendar month prior to the first day of the Performance Period, and (ii) the stock price at the end of the Performance Period will be the average closing price of a share of common stock, as reported on its principal stock exchange, over the trading days in the calendar month ending on the last day of the Performance Period, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

Section 1.29 TSR Award

“TSR Award” shall mean an Award, expressed as a target number of Restricted Stock Units, that is earned based on the achievement of TSR Percentile Ranking during the Performance Period, as set forth in the Award Notice.

Article II. AWARD OF RESTRICTED STOCK UNITS
Section 2.1 Award of Restricted Stock Units

Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby awards to the Participant a  target number of Restricted Stock Units as set forth in the Notice of Award as of the Award Date.  Each Restricted Stock Unit represents the right to receive one Share,  to the extent the Restricted Stock Unit is earned and becomes vested and non-forfeitable in accordance with Sections 2.2 or 2.3 of this Agreement.  The actual number of Restricted Stock Units earned pursuant to a Performance Award may be less than or exceed the target number of Restricted Stock Units based on the performance level achieved.

Section 2.2 Performance Requirements; Vesting

(a) Except as may be otherwise provided in Sections 2.3 and 3.4 of this Agreement, (i) upon completion of the respective Performance Period,  the Committee shall determine, in accordance with the terms of the Plan, the performance level achieved of cumulative AFFO Per Share, ROIC and TSR Percentile Ranking by the Company and the amount of Restricted Stock Units earned under each of the AFFO Award, the ROIC Award and the TSR Award and (ii) such earned Restricted Stock Units shall become vested and non-forfeitable on the vesting date(s) set forth in the Notice of Award. Any Restricted Stock Unit not earned will be subject to forfeiture and cancellation by the Company.

(b) Except as may be otherwise provided in Sections 2.3 and 3.4 of this Agreement, the vesting of the Participant’s rights and interest in the Restricted Stock Units award pursuant to the Time-Based Award shall become vested and non-forfeitable in those amounts and on the vesting date(s) set forth in the Notice of Award.

(c) Except as may be otherwise provided in Section 2.3 of this Agreement, in the event of the Participant’s Termination of Employment for any reason other than death, Disability or a Qualified Retirement, any portion of the Restricted Stock Units that is not yet vested shall be forfeited immediately; provided, however, that in the event of a

Termination of Employment other than for Cause, that the Committee, in its sole discretion, may waive the automatic forfeiture of any or all such Restricted Stock Units.
Section 2.3 Acceleration of Vesting
Change in Control

.  In the event of a Change in Control, all outstanding Awards that are assumed or replaced with equivalent awards by the successor company will remain outstanding and continue to be governed by their terms; provided, however,

(i) With respect to each Time-Based Award outstanding, if a Change in Control Termination shall have occurred, then all such assumed or replaced Restricted Stock Units held by the Participant shall accelerate and will be deemed to have immediately vested as of the date immediately prior to the date of the Termination of Employment;

(ii) With respect to each Performance Award outstanding, upon such Change in Control, the Committee shall determine the performance level achieved with respect to each Performance Award in accordance with Section 2.2(a) except that the Performance Period shall be deemed to have ended on the last day prior to such Change in Control and the cumulative AFFO Per Share and ROIC shall each be deemed to have been met at target level; provided however, except as provided in clause (iii) below, no portion of the Performance Awards will vest until the earlier of (A) the original vesting date or (B) the date of a Change in Control Termination, in which case all assumed or replaced Restricted Stock Units held by the Participant shall accelerate and will be deemed to have immediately vested as of the date immediately prior to the date of the Termination of Employment; and

(iii) To the extent that the Participant is not employed by the Company, a Subsidiary or an Affiliate as of the date of the Change in Control and the Participant’s Termination of Employment was due to a Qualified Retirement, then any portion of the Time-Based Award or the Performance Awards that is not yet vested on the date such Change in Control shall accelerate and become immediately vested.

If the surviving company fails to assume the outstanding Restricted Stock Units or substitute an equivalent award, then all outstanding Restricted Stock Units issued under a Performance Award will be deemed earned at the greater of target or the amount calculated in accordance with Section 2.2 above and each Time-Based Award and each Performance Award outstanding shall become immediately vested, and all restrictions lapsed, upon the Change in Control.

Death or Disability

.  In the event of the Participant’s Termination of Employment due to death or Disability, notwithstanding any vesting schedule provided for hereunder, any portion of the Restricted Stock Units granted pursuant to a Performance Award which has not yet been earned will be deemed earned at target performance level and any portion of an Award hereunder (Time-Based Award or Performance Award) that is not yet vested shall become immediately vested.  In the event the Participant’s Termination of Employment results from a Qualified Retirement and the Participant dies prior to the end of the respective Performance Period or the completion of the vesting schedule provided in Section 2.2, any portion of the Restricted Stock Units granted pursuant to a Performance Award that is not yet earned will be deemed earned at target performance level and any portion of an Award hereunder (Time-Based Award or Performance Award) that is not yet vested shall become immediately vested.

(d) Qualified Retirement.

(i) Subject to the requirements set forth in Sections 2.3(c)(ii) and 3.2 of this Agreement, in the event that the Participant’s Termination of Employment occurs (A) as a result of a Qualified Retirement and (B) at least three months after the Award Date set forth in the Notice of Award relating to this Agreement,  then any Restricted Stock Units granted to the Participant pursuant to this Agreement that have not previously vested shall not be forfeited pursuant to Section 2.2(c) and instead, shall continue to remain subject to the performance requirements and vesting dates under Sections 2.2(a) or 2.2(b), as applicable, Section 2.3(a) and Section 2.3(b) as if the Participant’s Termination of Employment had not occurred, as follows:

(A) If the Participant’s Termination of Employment occurs at least three months but less than twelve months after the Award Date, only a portion of the unvested target Restricted Stock Units granted pursuant to each Time-Based Award and each Performance Award shall continue to remain subject to the performance requirements and vesting dates under the provisions referenced above, and that number shall be the product of (x) the target number of Restricted Stock Units granted pursuant to each Time-Based Award and each Performance Award that have not yet vested multiplied by (y) the number of days that the Participant remained employed with the Company after the Award Date divided by 365 (or 366 in a leap year), rounded up to the nearest whole number, and any remaining unvested Restricted Stock Units shall be forfeited; and

(B) If the Participant’s Termination of Employment occurs at least twelve months after the Award Date, any portion of the Restricted Stock Units that is not yet vested shall continue to remain subject to the performance requirements and vesting dates under the provisions referenced above.

(ii) Notwithstanding the foregoing, (A) in the event that the Participant breaches any of the provisions of the Restrictive Covenant Agreements, the Company, in its discretion, may require that (1) any Retirement Vesting Restricted Stock Units that have not yet vested be immediately forfeited, (2) any Shares received upon the Settlement of any Retirement Vesting Restricted Stock Units be returned by the Participant immediately upon the written demand from the Company and/or (3) that the value realized by the Participant upon the disposition of any Shares received upon the Settlement of any Retirement Vesting

Restricted Stock Units be returned by the Participant to the Company immediately upon the written demand from the Company, and (B) in the event that the Company determines after the Participant’s Termination of Employment that an event occurred prior to such Termination of Employment that would have permitted the Company to terminate the Participant’s employment for Cause, the Company, in its discretion, may require that any Retirement Vesting Restricted Stock Units that have not yet vested be immediately forfeited.

Section 2.4 Dividend Equivalents

(a) Each Restricted Stock Unit granted pursuant to this Agreement is granted in tandem with a right to receive a cash payment in an amount equal to the aggregate amount of dividends paid by the Company for any dividend with a record date that occurs during the Performance Period that would have been payable to the Participant had the Participant held a number of Shares on such record date equal to the number of Restricted Stock Units that are earned and vest in accordance with Section 2.2 (a “Dividend Equivalent”).  Each Dividend Equivalent shall be subject to the same performance requirements and vesting conditions as the underlying Restricted Stock Unit.  Each Dividend Equivalent shall remain outstanding from the Award Date until the earlier of the applicable vesting date or forfeiture of the underlying Restricted Stock Unit.    Payment with respect to a vested Dividend Equivalent shall be made in a single lump sum cash payment reasonably promptly after the date of any such vesting (and in all events not later than two and one-half (2-1/2) months after such vesting date), provided that the exact payment date shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment).

(b) Dividend Equivalents shall not entitle the Participant to any payments relating to dividends with a record date that occurs after the earlier of the payment or forfeiture of the Class A Common Stock underlying such Dividend Equivalent, and the Participant shall not be entitled to any Dividend Equivalent payment with respect to any Restricted Stock Unit that is not earned or does not vest in accordance with Section 2.2.

(c) The Dividend Equivalents and any amounts that may become payable in respect thereof shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of Section 409(A) of the Code.

Article III. SETTLEMENT OF RESTRICTED STOCK UNITS
Section 3.1 Timing and Manner of Settlement of Restricted Stock Units

(a) Unless and until the Restricted Stock Units become vested and nonforfeitable in accordance with Section 2.2 or 2.3 of this Agreement, the Participant will have no right to Settlement of any such Restricted Stock Units.  Vested and non-forfeitable Restricted Stock Units shall be Settled by the Company (i) with respect to Restricted Stock Units that become vested and non-forfeitable in accordance with

Sections 2.2,  2.3(a) or 2.3(b) of this Agreement, reasonably promptly after the date of any such vesting and the determination by the Committee that any applicable performance target has been met (and in all events not later than two and one-half (2-1/2) months after such vesting date) or (ii) with respect to Restricted Stock Units that become vested and non-forfeitable in accordance with Section 2.3(c) of this Agreement, a date specified by the Company that shall be within two and one-half (2-1/2) months after the date on which the Restricted Stock Units otherwise would have vested pursuant to Sections 2.2(a),  2.3(a) or 2.3(b) if the Participant’s Termination of Employment had not occurred (the date on which the Shares are Settled pursuant to clause (i) or (ii) above, the “Settlement Date”).

(b) Such Settlement shall be accomplished by delivering to the Participant (or his beneficiary in the event of death) either (i) a certificate evidencing a number of Shares equal to the number of Restricted Stock Units that become vested and non-forfeitable upon that Settlement Date or (ii) an electronic issuance evidencing such Shares.  To the extent that the Participant is then subject to Stock Ownership Guidelines and that such Shares are subject to transfer restrictions pursuant to such Stock Ownership Guidelines then such Shares (i) may be issued with a legend indicating that “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY IS SUBJECT TO TRANSFERABILITY RESTRICTIONS CONTAINED IN THE SBA COMMUNICATIONS CORPORATION STOCK OWNERSHIP GUIDELINES” or (ii) if delivered electronically, the Company may make such provisions as it deems necessary to ensure that each Share is subject to the same terms and conditions as Shares that are represented by a physical stock certificate.  Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid.  For clarity, in no event shall a fractional Share actually be issued upon Settlement under the Plan; rather, the Participant’s account with the broker with whom any Shares acquired under the Plan are deposited shall be credited with a fractional Share economic interest, without legal title or voting or other legal rights, pursuant to such procedures and rules as are established by the Administrator.

Section 3.2 Tax Consequences

(a) Except as otherwise specified in Section 3.2(d), upon the occurrence of a vesting event specified in Sections 2.2 or 2.3 above, the Participant is responsible for all federal, state, local or foreign income and employment withholding taxes imposed by reason of the vesting of the Restricted Stock Units or payment of any Dividend Equivalent.  With respect to any vesting event specified in Sections 2.2 or 2.3 above, the Participant may elect to pay the amount of withholding due by either:

(1) on or prior to the vesting date of the Restricted Stock Units, delivering, by cash or a check, funds equal to the amount of withholding due;
(2) to the extent permissible under Section 409A of the Code, instructing the Company to withhold a number of Shares deliverable upon the 14

Settlement Date, which have a Fair Market Value on the date of vesting equal to the amount of withholding due (a “net-settlement” arrangement);

(3) instructing the Company to execute a broker-assisted sale and remittance program, or “cashless” exercise/sale procedure, acceptable to the Committee where the amount of withholding due is remitted to the Company; or

(4) on or prior to the vesting date of the Restricted Stock Units, delivering other Shares which have a Fair Market Value on the date of vesting equal to the amount of withholding due;

subject, in each case, to any limitations imposed by the Company’s Insider Trading Policy and the U.S. federal securities laws.  With respect to any vesting pursuant to Section 2.3(a), all withholding shall automatically be made by the net-settlement arrangement set forth in clause (2) above.

(b) In the event that withholding is effected pursuant to a net settlement arrangement, the Participant’s account with the broker with whom any Shares acquired under the Plan are deposited shall be credited with that number of Shares (including fractional) that remain after withholding of all applicable taxes is effected.  For clarity, in no event shall a fractional share actually be issued under the Plan; rather, the Participant’s brokerage account shall be credited with a fractional share economic interest, without legal title or voting or other legal rights, pursuant to such procedures and rules as are established by the Administrator.

(c) Unless the Participant makes a tax withholding election (i) in the case of a vesting pursuant to Section 2.2(a), prior to the fifth (5th) business day preceding the vesting date, (ii) in the case of a vesting pursuant to Sections 2.2(b),  2.3(b) or 2.3(c), prior to the tenth (10th) day after Company has notified Participant that the Restricted Stock Units shall vest pursuant to Sections 2.2(b),  2.3(b) or 2.3(c) (including the date of such vesting), or (iii) in the case of a vesting pursuant to Section 2.3(a), prior to earlier of (A) the fifth (5th) business day preceding the vesting date or (B) the tenth (10th) day after the Company has notified Participant that the Restricted Stock Units shall vest pursuant to Section 2.3(a), the Company will automatically satisfy the tax withholding obligation through a “net-settlement” arrangement as set forth in option (2) above.  Additionally, if the Participant does not deliver the cash, check or Shares set forth in Sections 3.2(a)(1) or (a)(4), or such cash, check or Shares are in an amount less than the full amount of the withholding due, the Company is authorized to deduct from any amounts payable to the Participant, either as salary, other compensation, proceeds from the sale, or otherwise, any taxes required to be withheld with respect to the Restricted Stock Units.  It is intended that the terms of this award of Restricted Stock Units will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed, interpreted, operated, and administered consistent with that intent.

(d) Notwithstanding the foregoing, in the event that the Participant is or becomes Retirement Eligible on or after the Award Date set forth in the Notice of Award relating to this Agreement, any FICA and Medicare taxes required to be withheld with respect to the Restricted Stock Units upon vesting shall be promptly paid by the Participant at such times and in such amounts as the Company shall determine is required under Section 3121(v) of the Code and applicable Treasury Regulations (and the Company may, but shall not be required to, elect to apply the “rule of administrative convenience” set forth in Treasury Regulation Section 31.3121(v)(2)-1(e)(5) for that purpose).  The amount of the foregoing FICA and Medicare taxes shall be paid by the Participant to the Company either, in the Company’s sole discretion, (i) in cash within two business days after the date on which the Company notifies the Participant that such FICA and Medicare taxes are required to be withheld under Section 3121(v) of the Code and applicable Treasury Regulations, (ii) through the withholding of such funds from the Participant’s next payroll payment or (iii) such other method indicated by the Company in such notice.  If the Participant fails to pay such taxes when due, then Section 2.3(c)(i) of this Agreement shall not apply upon the Participant’s Qualified Retirement.

Section 3.3 Consideration to the Company

In consideration of the awarding of the Restricted Stock Units by the Company, the Participant agrees (i) to render faithful and efficient services to the Company, with such duties and responsibilities as the Company shall from time to time prescribe, and (ii) to comply with all Company Agreements to which the Participant is subject from time to time.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

Section 3.4 Forfeiture of Rights

Notwithstanding anything in this Agreement to the contrary, if the Committee determines, in its sole discretion, that the Participant has violated any Company Agreement to which the Participant is subject, the Committee may, in its sole discretion, terminate any or all rights to payments or benefits to which the Participant is entitled under this Agreement and the Plan.  To the extent that the Restricted Stock Units are terminated, then any portion of the Restricted Stock Units that are not vested on such date shall be cancelled.

Section 3.5 Adjustments in Restricted Stock Units

Notwithstanding any other provision of this Agreement, the Committee may make adjustments with respect to the Restricted Stock Units in accordance with the provisions of Section 16 of the Plan.

Section 3.6 Conditions to Issuance of Shares

The Shares deliverable upon the Settlement of the Restricted Stock Units, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any shares of stock upon the vesting of the Restricted Stock Units or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
(d) The lapse of such reasonable period of time following the vesting of the Restricted Stock Units as the Committee may from time to time establish for reasons of administrative convenience.
Section 3.7 Rights as Shareholder

The Participant shall have no right to vote or receive dividends or any other rights as a shareholder of the Company with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and such Shares are delivered to the Participant in accordance with Section 3.1 of this Agreement.

Section 3.8 Nature of Award

In accepting the Restricted Stock Units, the Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future award of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company;
(d) the Participant’s participation in the Plan is voluntary;

(e) the Restricted Stock Units and the Class A Common Stock subject to the Restricted Stock Units are outside the Participant’s employment contract, if any, and are not part of, or intended to replace, normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

(f) the future value of the underlying Class A Common Stock is unknown and cannot be predicted with certainty; further, if the Participant receives Class A Common Stock from the vesting of the Restricted Stock Units, the value of the Class A Common Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

(g) neither the Company, nor any of its Affiliates, is responsible for any foreign exchange fluctuation between local currency and the United States Dollar that may affect the value of the Restricted Stock Units; and

(h) the Participant has received and read the 10(a) Prospectus under the Plan pursuant to which the Restricted Stock Units are being offered, which Prospectus has been uploaded to the System.
Section 3.9 Compliance with Section 409A.

(a) General.  It is the intention of the Company that the benefits and rights to which the Participant could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the Company may, without the Participant’s consent, amend the terms of such benefits and rights such that they comply with Section 409A.

(b) Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of the Termination of Employment of the Participant shall be made unless and until the Participant incurs a “separation from service” within the meaning of Section 409A, and applicable Treasury Regulations.

(c) 6 Month Delay for Specified Employees.

(i) If the Participant is a “specified employee,” then no payment or benefit that is payable on account of the Participant’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the Participant shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Participant is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments.  Neither the Company nor the Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Participant is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) No Guaranty of 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Participant that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary of the Participant for any tax, additional tax, interest or penalties that the Participant or any beneficiary of the Participant may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Article IV. OTHER PROVISIONS
Section 4.1 Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Unit.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which, under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

Section 4.2 Limitations on Transferability

The Restricted Stock Units shall not be assignable or transferable by the Participant, other than (i)  by will or the laws of descent and distribution, (ii) to family members or entities (including trusts) established for the benefit of the Participant or the Participant’s family members; or (iii) to any other person to the extent permitted by applicable securities law; provided, however, that upon maturity of any Restricted Stock Unit transferred for value, the Company may not issue shares of Class A Common Stock under any Registration Statement on Form S-8 and the holder of such Restricted Stock Unit will only be entitled to receive shares of restricted stock that have not been registered under the Securities Act.  Any Restricted Stock Units assigned or transferred pursuant to this Section 4.2 shall continue to be subject to the same terms and conditions as were applicable to the Restricted Stock Units immediately before the transfer.  Notwithstanding the foregoing, in no event shall any rights pursuant to this Agreement be assignable or transferable by the Participant if and to the extent the Committee determines that the Restricted Stock Units are subject to Section 409A and that such assignment or transfer would result in a violation of Section 409A.

Section 4.3 Shares to Be Reserved

The Company shall at all times prior to the Settlement Date of the Restricted Stock Units reserve and keep available such number of shares of Class A Common Stock as will be sufficient to satisfy the requirements of this Agreement.

Section 4.4 Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the officer designated as the Administrator from time to time, and any notice to be given to the Participant shall be communicated to him (i) via electronic notification on the System, (ii) by e-mail to the Participant at the Participant’s e-mail address on file with the Company, or (iii) by mail to the Participant at the Participant’s mailing address on file with the Company.  By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.4.  Any notice delivered by mail shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.5 Data Privacy Consent

As a condition of the award of the Restricted Stock Units, the Participant consents to the collection, use and transfer of personal data as described in this paragraph.  The Participant understands that the Company holds certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Subsidiaries and details of all awards (“Data”).  The Participant further understands that the Company and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The Participant authorizes the Company and its Subsidiaries to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Class A Common Stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of Class A Common Stock acquired under the Plan.  The Participant understands that the Participant may, at any time, view such Data or require any necessary amendments to it.

Section 4.6 Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.7 Governing Law; Venue

This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Florida without regard to conflicts of laws thereof.  Venue in any action arising out of or relating to this Agreement shall be in federal court in the Southern District of Florida, if federal jurisdiction exists.  If federal jurisdiction does not exist, venue shall be in state court in Palm Beach County, Florida.

Section 4.8 Conformity to Securities Laws

The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are awarded and may be Settled, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.9 Amendments

This Agreement and the Plan may be amended without the consent of the Participant provided that such amendment would not affect in any materially adverse manner any rights of the Participant under this Agreement.  No amendment of this Agreement shall, without the consent of the Participant, affect in any materially adverse manner any rights of the Participant under this Agreement.

IN WITNESS WHEREOF, the clicking of the “I  have read and understand” button on the Award Acceptance Page shall act as the Participant’s electronic signature to this Agreement and shall result in a contract between the Participant and the Company as of the date on which the Participant completes such action.  The Participant agrees and acknowledges that the Participant’s electronic signature indicates the Participant’s mutual unders